Filed Pursuant to Rule 424(b)(5)

Registration No. 333-169358

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Senior Notes	$1,000,000,000	$1,000,000,000	$116,100
Guarantees of Senior Notes	(2)	(2)	(2)

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)	In accordance with Rule 457(n), no separate fee is payable with respect to guarantees of the senior notes being registered.

Prospectus Supplement

(To Prospectus dated September 14, 2010)

$600,000,000 3.125% Senior Notes due 2016

$400,000,000 4.750% Senior Notes due 2021

We are offering $600,000,000 aggregate principal amount of 3.125% Senior Notes due 2016 (the “2016 notes”) and $400,000,000 aggregate principal amount of 4.750% Senior Notes due 2021 (the “ 2021 notes” and, with the 2016 notes, the “notes”). We will pay interest on the notes on June 15 and December 15 of each year, beginning on December 15, 2011. We may redeem some or all of the notes at our option at any time and from time to time at the “make-whole” redemption prices described in this prospectus supplement in “Description of the Notes—Optional Redemption.” The interest rates on the notes may be adjusted under the circumstances described in this prospectus supplement under “Description of the Notes—Principal and Interest—Interest Rate Adjustment.” We must offer to repurchase the notes upon the occurrence of a change of control triggering event at the price described in this prospectus supplement in “Description of the Notes—Purchase of Notes upon a Change of Control Triggering Event.”

The notes will be fully and unconditionally guaranteed on a senior basis by certain of our current and future wholly-owned domestic subsidiaries. See “Description of the Notes—Guarantees.” The notes and guarantees will be our and our subsidiary guarantors’ unsecured senior obligations and will rank equally with our and the guarantors’ other unsecured senior indebtedness from time to time outstanding. The notes will not be listed on any securities exchange.

Investing in the notes involves risks. See “Risk Factors” on page S-7 and the risk factors incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to Fiserv, Inc.
Per 2016 note	99.940%	0.600%	99.340%
Per 2021 note	99.661%	0.650%	99.011%
Total	$998,284,000	$6,200,000	$992,084,000

(1)	Plus accrued interest if any, from June 14, 2011, if settlement occurs after that date.

We expect to deliver the notes to investors in registered book-entry form only through the facilities of The Depository Trust Company (“DTC”) on or about June 14, 2011. Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, including Clearstream Banking, société anonyme, and Euroclear Bank SA/NV, as operator of the Euroclear System.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan
Mitsubishi UFJ Securities	SunTrust Robinson Humphrey

Co-Managers

US Bancorp	Credit Suisse	Wells Fargo Securities	PNC Capital Markets LLC
RBC Capital Markets	RBS	TD Securities	BB&T Capital Markets
Citi	Comerica Securities		KeyBanc Capital Markets

The date of this prospectus supplement is June 6, 2011

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information” in the accompanying prospectus. In the event that the description of the offering in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the Securities and Exchange Commission, or the SEC. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the SEC as well as the information we previously filed with the SEC that we incorporate by reference in this prospectus supplement and the accompanying prospectus, is accurate as of any date other than its respective date. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

Unless we otherwise indicate or unless the context requires otherwise, all references in this prospectus supplement to “we,” “our,” “us” or similar references mean Fiserv, Inc. and its consolidated subsidiaries.

Our principal executive offices are located at 255 Fiserv Drive, Brookfield, WI 53045, and our telephone number is (262) 879-5000.

S-i

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus contain “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression, and can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “could,” “should” or words of similar meaning. Statements that describe our objectives or goals are also forward-looking statements. The forward-looking statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus involve significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, that could cause actual results to differ materially from our current expectations. The factors that may affect our results include, among others: the impact on our business of the current state of the economy, including the risk of reduction in revenue resulting from decreased spending on the products and services we offer or from the elimination of existing or potential clients due to consolidation or financial failures in the financial services industry; legislative and regulatory actions in the United States, including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations, and internationally; changes in client demand for our products or services; pricing or other actions by competitors; the impact of our strategic initiatives; our ability to comply with government regulations, including privacy regulations; and other factors identified in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 and in other documents that we file with the SEC. You should consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on such statements, which speak only as of the date of this document or the date of the incorporated document. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this prospectus supplement.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus and the information incorporated by reference carefully before making a decision to invest in our notes.

Company Overview

We provide financial services technology solutions, including electronic commerce systems and services such as transaction processing, electronic bill payment and presentment, business process outsourcing, document distribution services, and software and systems solutions. We serve approximately 16,000 clients worldwide, including banks, thrifts, credit unions, investment management firms, leasing and finance companies, retailers, merchants, and government agencies. Our operations are primarily located in the United States where we operate centers for full-service financial data processing, software system development, item processing and check imaging and technology support. In 2010, we had $4.1 billion in total revenues and $958 million in net cash provided by operating activities from continuing operations. Processing and services revenue, which in 2010 represented approximately 83% of our consolidated revenue, is primarily generated from account and transaction-based fees under contracts that generally have terms of three to five years.

We have grown by developing highly specialized services and product enhancements, adding new clients, and acquiring businesses that complement ours. In 2007, we acquired CheckFree Corporation, a leading provider of electronic commerce services and products, including electronic bill payment and presentment and Internet banking, which has enabled us to deliver a wide range of integrated products and services and created new opportunities for growth.

Our operations are reported in the Payments and Industry Products (“Payments”) and Financial Institution Services (“Financial”) business segments.

Payments

The businesses in our Payments segment primarily provide electronic bill payment and presentment services and debit and other card-based payment products and services to meet the electronic transaction processing needs of the financial services industry. Our businesses in this segment also provide Internet banking, investment account processing services for separately managed accounts, card and print personalization services, and fraud and risk management products and services.

Financial

The businesses in our Financial segment provide financial institutions with the products and services they need to run their operations. Many financial institutions that previously developed their own software systems and maintained their own data processing operations have outsourced their data processing requirements by licensing software from third-parties or by contracting with third-party processors. This has allowed them to reduce costs and enhance their products and services. Outsourcing can involve the licensing of software, which reduces the need for costly technical expertise within a financial institution, or the utilization of service bureaus, facilities management or resource management capabilities, which can enhance capacity and capabilities. Within the Financial segment, we provide banks, thrifts and credit unions with account processing services, item processing services, loan origination and servicing products, cash management and consulting services, and other products and services that support numerous types of financial transactions.

Recent Developments

Tender Offer for 6.125% Senior Notes due 2012

On June 6, 2011, we announced that we had commenced a tender offer to purchase for cash any and all of our $1.0 billion aggregate principal amount of 6.125% senior notes due 2012. The tender offer will expire at 5:00 p.m., New York City time, on June 13, 2011, unless extended by us. We intend to use the net proceeds from this offering, together with cash on hand to the extent necessary, to pay the consideration in connection with such tender offer, including any premium and accrued and unpaid interest on the tendered notes.

The consummation of the tender offer is conditioned upon, among other things, the completion of this offering. We cannot provide any assurance that the tender offer will be consummated or, if consummated, the principal amount of such notes that will be tendered. This prospectus supplement and accompanying prospectus do not constitute an offer by us to purchase our 6.125% senior notes due 2012.

The Offering

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the notes, see “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Fiserv, Inc.

Notes offered	$600,000,000 aggregate principal amount of 3.125% Senior Notes due 2016 (the “2016 notes”) and $400,000,000 aggregate principal amount of 4.750% Senior Notes due 2021 (the “2021 notes”).

Interest rates and interest rate adjustment	The 2016 notes will bear interest at 3.125% per year, and the 2021 notes will bear interest at 4.750% per year.

The interest rate payable on the notes of a series will be subject to adjustments from time to time if Moody’s Investors Services, Inc. or Standard & Poor’s Ratings Services downgrades (or if either subsequently upgrades) the debt rating assigned to that series of notes as described under “Description of the Notes—Principal and Interest—Interest Rate Adjustment.”

Guarantees	All payments with respect to the notes, including principal and interest, will be fully and unconditionally guaranteed on a senior unsecured basis by certain of our wholly-owned domestic subsidiaries, each of which is a guarantor of our obligations under our revolving credit facility and our term loan facility (each, an “Initial Guarantor”). The notes will also be guaranteed in the future, by certain subsidiaries of ours under the circumstances described under “Description of the Notes—Covenants—Additional Guarantors” (each an “Additional Guarantor” and, together with the Initial Guarantors, the “Guarantors”).

If a Guarantor is released from its guarantees with respect to our revolving credit facility, our term loan facility and any other debt of ours of an amount in excess of 10% of our net worth, then such Guarantor will be released from its guarantee of the notes upon notice by us to the trustee under the indenture governing the notes. In addition to the guarantees of our revolving credit facility and of our term loan facility provided by the Guarantors, the Guarantors have also provided guarantees in respect of indebtedness of ours in an amount in excess of 10% of our net worth in the form of guarantees of our outstanding 6.125% senior notes due 2012, 3.125% senior notes due 2015, 6.8% senior notes due 2017, and 4.625% senior notes due 2020.

Maturity	Unless earlier redeemed or repurchased by us, the 2016 notes will mature on June 15, 2016 and the 2021 notes will mature on June 15, 2021.

Interest payment dates	June 15 and December 15 of each year, beginning December 15, 2011.

Ranking	The notes and guarantees will be:

•	unsecured and rank equally with our and the Guarantors’ other unsecured senior indebtedness from time to time outstanding;

•	effectively subordinated to our and the Guarantors’ secured indebtedness to the extent of the assets securing such indebtedness; and

•

structurally subordinated in right of payment to all indebtedness and other liabilities and preferred equity of any of our non-guarantor subsidiaries (including those of the Initial Guarantors and any Additional Guarantors).

At March 31, 2011, we had outstanding approximately $3.35 billion of unsecured senior indebtedness. Also at that date we and the Initial Guarantors had approximately $7 million of secured indebtedness (consisting solely of capital leases outstanding), and our non-guarantor subsidiaries had outstanding $323 million of liabilities and no preferred equity.

Optional redemption	The notes will be redeemable, at our option, in whole or in part at any time and from time to time, at the “make-whole” redemption price described in “Description of the Notes—Optional Redemption.”

Offer to repurchase upon change of control triggering event	Upon the occurrence of a change of control triggering event (including certain ratings downgrades) as provided in the indenture, we will be required to offer to repurchase the notes for cash at a price of 101% of the aggregate principal amount of the notes outstanding on the date of such change of control plus accrued and unpaid interest.

Covenants	The indenture governing the notes contains covenants that, among other matters, limit:

•	our ability to consolidate or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, another person;

•	our and certain of our subsidiaries’ ability to create or assume liens; and

•	our and certain of our subsidiaries’ ability to engage in sale and leaseback transactions.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of the Notes” in this prospectus supplement.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $990.7 million. We intend to use the net proceeds from this offering, together with cash on hand to the extent necessary, to fund the purchase of any and all of our $1.0 billion aggregate principal amount 6.125% senior notes due 2012 pursuant to the tender offer described above under “—Recent Developments.” We intend to use any remaining net proceeds for general corporate purposes. See “Use of Proceeds.”

Denomination	The notes will be issued in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Absence of market for the notes	The notes are a new issue of securities with no established trading market. We currently have no intention to apply to list the notes on any securities exchange or to seek their admission to trading on any automated quotation system. Accordingly, we cannot provide any assurance as to the development or liquidity of any market for the notes. See “Underwriting.”

Summary Consolidated Financial Information

The summary consolidated financial information below was derived from our consolidated financial statements. The unaudited interim period financial information, in our opinion, includes all adjustments, which are normal and recurring in nature, necessary for a fair presentation for the periods shown. Results for the three months ended March 31, 2011 are not necessarily indicative of results to be expected for the full fiscal year. The information set forth below is qualified in its entirety by and should be read in conjunction with our Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus. See the section entitled “Where You Can Find More Information” in the accompanying prospectus.

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
	(In millions)
Income Statement Data:

Total revenue	$4,587	$4,077	$4,133	$1,008	$1,048
Operating income	908	946	1,007	238	221
Income from continuing operations	358	473	506	123	114
Income (loss) from discontinued operations	211	3	(10)	(2)	(2)
Net income	569	476	496	121	112

	As of December 31,		As of March 31, 2011
	2009	2010
	(In millions)
Balance Sheet Data:

Cash and cash equivalents	$363	$563	$517
Total assets	8,378	8,281	8,257
Long-term debt (including current maturities)	3,641	3,356	3,355
Total shareholders’ equity	3,026	3,229	3,138

Ratios Of Earnings To Fixed Charges

The following table presents our ratios of consolidated earnings to fixed charges for the periods presented.

	Year Ended December 31,					Three Months Ended March 31, 2011
	2006	2007	2008	2009	2010
Ratio of earnings to fixed charges (1)	9.4x	7.2x	3.1x	3.8x	4.4x	3.9x

(1)	For purposes of calculating the ratios of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and income from investment in unconsolidated affiliate, plus fixed charges. Fixed charges consist of interest expensed, amortized discounts and capitalized expenses related to indebtedness and an estimate of interest within rental expense.

RISK FACTORS

Before you invest in the notes, you should consider the factors set forth below as well as the risk factors discussed in our most recent Annual Report on Form 10-K and other documents we file with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

Risks Related to the Notes

Our financial performance and other factors could adversely impact our ability to make payments on the notes.

Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control. Please read this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including the portions of our most recent Annual Report on Form 10-K entitled “Risk Factors,” for a discussion of some of the factors that could affect our financial operating performance.

An increase in market rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

There may be no public trading market for the notes.

The notes are a new issue of securities for which there is currently no established trading market. A market for the notes may not develop or, if one does develop, it may not be maintained. If a market develops, the notes could trade at prices that may be higher or lower than the initial offering price or the price at which you purchased the notes, depending on many factors, including prevailing interest rates, our financial performance, the amount of indebtedness we have outstanding, the market for similar securities, the redemption and repayment features of the notes and the time remaining to maturity of the notes. We have not applied and do not intend to apply for listing the notes on any securities exchange or any automated quotation system. If an active market for the notes fails to develop or be sustained, the trading price and liquidity of the notes could be adversely affected.

We may not be able to repurchase all of the notes upon a change of control triggering event, which would result in a default under the notes.

Upon the occurrence of a change of control triggering event under the indenture governing the notes, we will be required to offer to repurchase the notes at a price of 101% of the aggregate principal amount of the notes outstanding on the date of such change of control plus accrued and unpaid interest. However, we may not have sufficient funds to repurchase the notes. In addition, our ability to repurchase the notes may be limited by law or the terms of other agreements relating to our indebtedness. The failure to make such repurchase would result in a default under the notes. For more information, see “Description of the Notes—Purchase of Notes upon a Change of Control Triggering Event.”

The limited covenants in the indenture governing the notes and the terms of the notes do not provide protection against some types of important corporate events and may not protect your investment.

The indenture governing the notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our or our subsidiaries’ ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture governing the notes contains only limited protections in the event of a change in control. We and our subsidiaries could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations that would not constitute a change of control triggering event which would enable you to require us to repurchase the notes as described under “Description of the Notes—Purchase of Notes upon a Change of Control Triggering Event,” but which could nevertheless substantially affect our capital structure and the value of the notes. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes. The indenture also permits us and our subsidiaries to incur additional indebtedness, including secured indebtedness, that could effectively rank senior to the notes, and to engage in sale-leaseback arrangements, in each case, subject to certain limits.

We are a holding company, and if our subsidiaries do not make sufficient distributions to us, we will not be able to make payments on our debt, including the notes.

We are a holding company that conducts substantially all of our operations through our subsidiaries. Therefore, our ability to meet our obligations for payment of interest and principal on outstanding debt obligations and to pay corporate expenses depends upon the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or to advance or repay funds to us. Our subsidiaries are separate and distinct legal entities and, except for the guarantors of the notes, have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available, whether by dividends, loans, distributions or other payments, and do not guarantee the payment of interest on, or principal of, the notes.

Claims of holders of the notes will be structurally subordinate to claims of creditors of any of our subsidiaries that do not guarantee the notes and the claims of secured creditors.

The notes will not be guaranteed by certain of our current and future subsidiaries (including non-guarantor subsidiaries of the Initial Guarantors and any Additional Guarantors), and under certain circumstances subsidiaries guaranteeing the notes may be released from their guarantees. See “Description of the Notes—Guarantees.” Accordingly, claims of holders of the notes will be structurally subordinate to the claims of creditors of such non-guarantor subsidiaries, including trade creditors. Other than to the extent described under “Description of the Notes—Covenants—Additional Guarantors,” the indenture governing the notes permits our non-guarantor subsidiaries to incur indebtedness without becoming guarantors. All obligations of our non-guarantor subsidiaries and claims in respect of preferred equity will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise to us or a Guarantor. Other than to the extent contemplated under “Description of the Notes—Covenants—Limitations on Liens,” the notes will not be secured by any of our or the Guarantors’ assets, and as such will be effectively subordinated to any secured debt that we or the Guarantors may have now or may incur in the future to the extent of the value of the assets securing that debt.

Federal and state fraudulent transfer laws may permit a court to void any guarantee, and, if that occurs, you may not receive any payments on such guarantee.

Federal and state fraudulent transfer and conveyance statutes may apply to the incurrence of the guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, a guarantee may be voided as a fraudulent transfer or conveyance if (l) the guarantor incurred or transferred the guarantee with the intent of hindering, delaying or defrauding creditors or (2) the guarantor received less than reasonably equivalent value or fair consideration in return for incurring the guarantee and, in the case of (2) only, one of the following is also true at the time thereof:

•	the guarantor was insolvent or rendered insolvent by reason of the incurrence of the guarantee;

•	the incurrence of the guarantee left the guarantor with an unreasonably small amount of capital to carry on its business;

•	the guarantor intended to, or believed that it would, incur debts beyond its ability to pay as they mature; or

•	the guarantor was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied.

If a court were to find that the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the guarantee or subordinate the guarantee to the guarantor’s presently existing and future indebtedness, or require the holders of the notes to repay any amounts received with respect to any such guarantee. If it is found that a fraudulent transfer or conveyance has occurred, you may not receive any repayment on the notes with respect to such guarantee.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or retires or redeems equity securities issued by the debtor.

We cannot be certain of the standards that a court would use to determine whether reasonably equivalent value or fair consideration was received or whether or not a Guarantor was solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of its guarantees would not be voided or subordinated to any of its other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $990.7 million, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with cash on hand to the extent necessary, to fund the purchase of any and all of our $1.0 billion aggregate principal amount 6.125% senior notes due 2012, including any premium and accrued and unpaid interest on the tendered notes, pursuant to the tender offer described under “Prospectus Supplement Summary—Recent Developments.” We intend to use any remaining net proceeds for general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2011:

•	on an actual basis; and

•

as adjusted to give effect to this offering assuming (1) we use the net proceeds of the offering as described under “Use of Proceeds” and (2) $1.0 billion of our 6.125% senior notes due 2012 are tendered prior to or on June 13, 2011 and accepted for purchase in the tender offer, which would result in us paying approximately $81 million of purchase price premium for such notes and related costs associated with the tender offer. For this purpose, we have assumed, based on the terms of the tender offer, a purchase price of $1,077.89 per $1,000 principal amount of 6.125% senior notes due 2012 to be purchased pursuant to the tender offer. The actual purchase price paid for the 6.125% senior notes due 2012 in the tender offer may be higher or lower than this amount based on the terms of the tender offer.

	As of March 31, 2011
	Actual (unaudited)	As Adjusted for this Offering
	(In millions)
Existing notes due 2012	$1,000	$—
Existing notes due 2015	299	299
Existing notes due 2017	500	500
Existing notes due 2020	449	449
Notes offered hereby	—	1,000
Term loan credit facility	1,100	1,100
Revolving loan credit facility	—	—
Other debt	7	7

Total debt	3,355	3,355

Common stock	2	2
Additional paid-in capital	753	753
Accumulated other comprehensive loss	(41)	(41)
Retained earnings (1)	4,979	4,926
Treasury stock	(2,555)	(2,555)

Total shareholders’ equity	3,138	3,085

Total capitalization	$6,493	$6,440

(1)	Assuming $1.0 billion of our 6.125% senior notes due 2012 are tendered and accepted for purchase in the tender offer, as a result of the early retirement of such notes, we expect to incur a pre-tax charge of approximately $85 million related to the purchase price premium for such notes and related costs and the acceleration of unamortized debt issuance costs, which would result in an after-tax reduction in retained earnings of approximately $53 million.

DESCRIPTION OF THE NOTES

The following description of certain material terms of the 3.125% Senior Notes due 2016 (the “2016 notes”), and the 4.750% Senior Notes due 2021 (the “2021 notes” and, together with the 2016 notes, the “notes”) offered hereby does not purport to be complete. This description adds information to the description of the general terms and provisions of the debt securities in the accompanying prospectus. To the extent this summary differs from the summary in the accompanying prospectus, you should rely on the description of notes in this prospectus supplement.

The notes will be issued under and governed by an indenture, dated as of November 20, 2007 (the “base indenture”) between us and U.S. Bank National Association, as trustee (the “trustee”), as supplemented by supplemental indentures to be entered into between us and the trustee (together with the base indenture, the “indenture”). Although for convenience the 2016 notes and the 2021 notes are referred to as “notes,” each will be issued as a separate series and will not together have any class voting rights. Accordingly, for purposes of this Description of the Notes, references to the “notes” shall be deemed to refer to each series of notes separately, and not to the 2016 notes and the 2021 notes on any combined basis. The following description is subject to, and is qualified in its entirety by reference to, the indenture. Unless otherwise defined herein, capitalized terms used in the following description are defined in the indenture. As used in the following description, the terms “Fiserv,” “we,” “us” and “our” refer to Fiserv, Inc. and not any of its subsidiaries, unless the context requires otherwise.

We urge you to read the indenture (including definitions of terms used therein) because it, and not this description, defines your rights as a beneficial holder of the notes. This description is subject to, and qualified in its entirety by reference to, the actual provisions of the notes and the indenture, which are filed with the SEC as exhibits to the registration statement of which this prospectus supplement and accompanying prospectus are a part and incorporated by reference into this prospectus supplement and accompanying prospectus. For information about how to obtain copies of the indenture from us, see “Where You Can Find More Information” in the accompanying prospectus.

General

The aggregate principal amount of the two separate series of notes offered hereby will initially be limited to $1,000,000,000. The 2016 notes will be initially limited to $600,000,000 aggregate principal amount and will mature on June 15, 2016. The 2021 notes will be initially limited to $400,000,000 aggregate principal amount and will mature on June 15, 2021. We may, without the consent of the holders, increase the principal amount of each series in the future, on the same terms and conditions and with the same CUSIP numbers as the notes being offered hereby, provided that additional notes will be fungible with the previously issued notes for U.S. federal income tax purposes. All notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness. The notes will be fully and unconditionally guaranteed, on a joint and several basis, by certain of our wholly-owned subsidiaries (as defined below), each of which is a guarantor under our revolving credit facility and our term loan facility. The notes will effectively rank junior to any secured indebtedness we currently have outstanding or may incur in the future to the extent of the collateral securing the same and will be structurally subordinated to the obligations (including trade accounts payable) and preferred equity of our non-guarantor subsidiaries (including those of the Initial Guarantors and any Additional Guarantors). At March 31, 2011, we had outstanding approximately $3.35 billion of unsecured senior indebtedness and approximately $7 million of secured indebtedness (consisting solely of capital leases), and our non-guarantor subsidiaries had outstanding approximately $323 million of liabilities (including trade accounts payable) and no preferred equity. As of March 31, 2011, our non-guarantor subsidiaries held approximately 17% of our consolidated assets. For the year ended December 31, 2010, the non-guarantor subsidiaries generated 28% and 28% of our consolidated total revenues and operating income, respectively. See “Risk Factors—Risks Related to the Notes—Claims of the holders of the notes will be structurally subordinate to the claims of creditors of any of our subsidiaries that do not guarantee the notes and the claims of secured creditors.”

The indenture does not contain any covenants or provisions that would afford the holders of the notes protection in the event of a highly leveraged or other transaction that is not in the best interests of noteholders, except to the limited extent described below under “—Purchase of Notes upon a Change of Control Triggering Event” and “—Covenants.”

Guarantees

The notes will be guaranteed, on a joint and several basis, by certain of our wholly-owned subsidiaries, each of which will also be a guarantor of our obligations under our revolving credit facility and our term loan facility (each, an “Initial Guarantor”). The notes will also be guaranteed in the future by certain subsidiaries of ours under the circumstances described under “—Covenants—Additional Guarantors,” including by any non-guarantor subsidiary that becomes a guarantor of our credit facilities (each, an “Additional Guarantor” and, together with the Initial Guarantors, the “Guarantors”).

Each Guarantor’s guarantee of the notes:

•	will be a general unsecured obligation of that Guarantor;

•	will be pari passu in right of payment with all existing and future senior unsecured indebtedness of that Guarantor;

•	will be effectively subordinated to the secured indebtedness of that Guarantor;

•	will be structurally subordinated to obligations (including trade accounts payable) and preferred equity of subsidiaries of that Guarantor; and

•	will be senior in right of payment to all existing and future subordinated indebtedness of that Guarantor.

As of March 31, 2011, the Guarantors had outstanding approximately $7 million of secured indebtedness (consisting solely of capital leases), and our non-guarantor subsidiaries had outstanding $323 million of liabilities (including trade accounts payable) and no preferred equity.

The obligations of each Guarantor will be limited as necessary to prevent the guarantees from constituting a fraudulent conveyance under applicable law. If a guarantee is rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes—Federal and state fraudulent transfer laws may permit a court to void any guarantee, and, if that occurs, you may not receive any payments on such guarantee.”

The indenture will provide for the release of all or some of the Guarantors of the notes in certain circumstances, including:

•

upon notice by us to the trustee, such Guarantor is not a borrower or guarantor under, and does not grant any lien to secure any obligations pursuant to, our revolving credit facility or our term loan facility, any refinancing or replacement thereof and all other indebtedness for borrowed money having an aggregate principal amount outstanding in excess of 10% of our net worth and is released or discharged from each guarantee and lien granted by such Guarantor with respect to all of such indebtedness other than obligations arising under the indenture and any securities issued under the indenture, except discharges or releases by or as a result of payment under such guarantees; or

•	under the circumstances described under “—Covenants—Additional Guarantors.”

In addition to our revolving credit facility and our term loan facility, no Guarantor currently has any guarantee with respect to, or has incurred or granted any lien to secure, debt of an amount in excess of 10% of our net worth, other than with respect to our outstanding $1.0 billion aggregate principal amount of 6.125%

senior notes due 2012, our $300 million aggregate principal amount of 3.125% senior notes due 2015, our $500 million aggregate principal amount of 6.8% senior notes due 2017 and our $450 million aggregate principal amount of 4.625% senior notes due 2020 (collectively, the “outstanding notes”). Therefore, unless such other debt is so incurred, guaranteed or secured by a Guarantor, if such Guarantor is released from its guarantees with respect to our revolving credit facility, our term loan facility and the outstanding notes, then such Guarantor will be released from its guarantee of the notes upon notice by us to the trustee. The terms upon which a Guarantor may be released from its guarantee of the outstanding notes are substantially similar to the terms upon which a Guarantor may be released from its guarantee of the notes offered by this prospectus supplement and the accompanying prospectus. The circumstances under which a Guarantor may be released from its guarantees with respect to our revolving credit facility and our term loan facility are described under “Certain Other Indebtedness.”

Principal and Interest

The 2016 notes will mature on June 15, 2016 and the 2021 notes will mature on June 15, 2021, unless, in each case, we redeem or purchase the notes prior to that date, as described below under “—Optional Redemption” and “—Purchase of Notes upon a Change of Control Triggering Event.” Interest on the 2016 notes will accrue at the rate of 3.125% per year and interest on the 2021 notes will accrue at the rate of 4.750% per year, and in each case will be paid on the basis of a 360-day year of twelve 30-day months. We will pay interest on the notes semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2011, to the holder in whose name each such note is registered on the day that is 15 days prior to the relevant interest payment date, whether or not such day is a business day.

Amounts due on the stated maturity date or earlier redemption date of the notes will be payable, at the corporate trust office of the trustee. We may make payment of interest on an interest payment date in respect of notes in certificated form by check mailed to the address of the person entitled to the payment as it appears in the security register or by transfer to an account maintained by the payee with a bank located in the United States. We will make payments of principal, premium, if any, and interest in respect of notes in book-entry form to DTC (as defined below) in immediately available funds, while disbursement of such payments to owners of beneficial interests in notes in book-entry form will be made in accordance with the procedures of DTC and its participants in effect from time to time.

Neither we nor the trustee will impose any service charge for any transfer or exchange of a note. However, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of notes.

If any interest payment date, stated maturity date or earlier redemption or purchase date falls on a day that is not a business day, we will make the required payment of principal, premium, if any, and/or interest on the next business day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date, the stated maturity date or earlier redemption or purchase date, as the case may be, to the next business day. The term “business day” means any day other than a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

Interest Rate Adjustment

The interest rate payable on each series of notes will be subject to adjustments from time to time if Moody’s Investors Service, Inc. (“Moody’s”) (or, if applicable, any Substitute Rating Agency (as defined below)) or Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) (or, if applicable, any Substitute Rating Agency) downgrades (or subsequently upgrades) the debt rating assigned to such series of notes, as set forth below.

If the ratings from Moody’s or S&P (or, in either case if applicable, any Substitute Rating Agency) with respect to the notes (each, a “Rating Agency”, and collectively, the “Rating Agencies”) is decreased to a rating set forth in the immediately following table with respect to that Rating Agency, the per annum interest rate on the 2016 notes or the 2021 notes will increase from that set forth on the cover page of this prospectus supplement by the percentage set forth opposite that rating:

	Rating Agency
Rating Level	Moody’s*	S&P*	Percentage
1	Ba1	BB+	0.25%
2	Ba2	BB	0.50%
3	Ba3	BB-	0.75%
4	B1 or below	B+ or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency

If at any time the interest rate on any series of notes has been adjusted upward as a result of a decrease in a rating by a Rating Agency and that Rating Agency subsequently increases its rating with respect to such series of notes to any of the threshold ratings set forth above, the per annum interest rate on that series of notes will be decreased such that the per annum interest rate equals the interest rate set forth on the cover page of this prospectus supplement plus the percentage set forth opposite the rating in effect immediately following the increase in the table above; provided that if Moody’s or any Substitute Rating Agency subsequently increases its rating of any series of notes to “Baa3” (or its equivalent if with respect to any Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency subsequently increases its rating of any series of notes to “BBB-” (or its equivalent if with respect to any Substitute Rating Agency) or higher, the interest rate on that series of notes will be decreased to the per annum interest rate on that series of notes set forth on the cover page of this prospectus supplement.

No adjustment in the interest rate of any series of notes shall be made solely as a result of a Rating Agency ceasing to provide a rating. If at any time less than two Rating Agencies provide a rating of any series of notes, we will use our commercially reasonable efforts to obtain a rating of that series of notes from another nationally recognized statistical rating organization, to the extent one exists, and if another nationally recognized statistical rating organization rates that series of notes (such organization, as certified by a resolution of our board of directors, a “Substitute Rating Agency”), for purposes of determining any increase or decrease in the per annum interest rate on that series of notes pursuant to the table above (a) such Substitute Rating Agency will be substituted for the last Rating Agency to provide a rating of that series of notes but which has since ceased to provide such rating, (b) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings included in the table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s and S&P in such table and (c) the per annum interest rate on that series of notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate set forth on the cover page of the prospectus supplement plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the table above (taking into account the provisions of clause (b) above). For so long as (i) only one Rating Agency provides a rating of any series of notes, any increase or decrease in the interest rate of that series of notes necessitated by a reduction or increase in the rating by that Rating Agency shall be twice the applicable percentage set forth in the table above and (ii) no Rating Agency provides a rating of any series of notes, the interest rate on that series of notes will increase to, or remain at, as the case may be, 2.00% above the interest rate set forth on the cover page of this prospectus supplement.

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s, S&P or any Substitute Rating Agency, shall be made independent of (and in addition to) any and all other adjustments. In no event shall (1) the per annum interest rate on any series of notes be reduced below the interest rate set forth on the cover page of this prospectus supplement or (2) the per annum interest rate on any series of notes exceeds a rate that is 2.00% above the interest rate set forth on the cover page of this prospectus supplement.

Any interest rate increase or decrease described above will take effect on the next business day after the rating change has occurred.

The interest rates on any series of notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by any Rating Agency) if that series of notes becomes rated “A3” (or its equivalent) or higher by Moody’s (or any Substitute Rating Agency) and “A-” (or its equivalent) or higher by S&P (or any Substitute Rating Agency), or one of those ratings if only rated by one Rating Agency, in each case with a stable or positive outlook.

Optional Redemption

We may redeem some or all of each series of notes prior to maturity at a price equal to the greater of:

•	100% of the aggregate principal amount of any notes being redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, not including unpaid interest accrued to the redemption date, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 25 basis points with respect to any 2016 notes being redeemed and at the treasury rate plus 30 basis points with respect to any 2021 notes being redeemed, plus, in each case, unpaid interest on the notes being redeemed accrued to the redemption date.

The term “treasury rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

The term “comparable treasury issue” means the United States Treasury security or securities selected by an independent investment banker as having an actual or interpolated maturity comparable to the remaining term of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

The term “independent investment banker” means one of the reference treasury dealers appointed by the trustee after consultation with us.

The term “comparable treasury price” means, with respect to any redemption date:

•	the average of three reference treasury dealer quotations for the redemption date, after excluding the highest and lowest such reference treasury dealer quotations, or

•	if the trustee obtains fewer than four reference treasury dealer quotations, the average of all reference treasury dealer quotations for the redemption date so obtained.

The term “reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the comparable treasury issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such reference treasury dealer at approximately 3:30 p.m., New York City time, on the third business day preceding such redemption date.

The term “reference treasury dealer” means each of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or in each case an affiliate that is a primary treasury dealer (as defined below)) and three other primary treasury dealers selected by us; provided that if any of the foregoing or their affiliates shall cease to be a primary U.S. government securities dealer in The City of New York (a “primary treasury dealer”), we will substitute therefor another primary treasury dealer.

We will give written notice of any redemption of any series of notes to holders of that series of notes to be redeemed at their addresses, as shown in the security register for the affected notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the aggregate principal amount of the series of notes to be redeemed, the redemption date and the redemption price.

If we choose to redeem less than all of any series of notes, then we will notify the trustee at least 45 days before giving notice of redemption, or such shorter period as is satisfactory to the trustee, of the aggregate principal amount of that series of notes to be redeemed and the redemption date. The trustee will select, in the manner it deems fair and appropriate, the notes of that series to be redeemed in part. See also “—Book-Entry” and “—Global Clearance and Settlement Procedures” below.

If we have given notice as provided in the indenture and made funds irrevocably available for the redemption of any series of notes called for redemption on the redemption date referred to in that notice, then those notes will cease to bear interest on that redemption date and the only remaining right of the holders of those notes will be to receive payment of the redemption price.

The notes will not be subject to, or have the benefit of, a sinking fund.

Purchase of Notes upon a Change of Control Triggering Event

If a change of control triggering event occurs, holders of notes will have the right to require us to repurchase all or any part of their notes pursuant to the offer described below (the “change of control offer”) on the terms set forth in the notes (provided that with respect to notes submitted for repurchase in part, the remaining portion of such notes is in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof). In the change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (the “change of control payment”). Within 30 days following any change of control triggering event, we will be required to mail a notice to holders of notes describing the transaction or transactions that constitute the change of control triggering event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “change of control payment date”), pursuant to the procedures required by the notes and described in such notice. The notice will, if mailed prior to the date of the consummation of the change of control, state that the offer to purchase is conditioned on the change of control triggering event occurring on or prior to the change of control payment date. We must comply with the requirements of Rule 14e-l under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any securities laws or regulations conflict with the change of control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control provisions of the notes by virtue of such conflicts.

On the change of control payment date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the notes upon a change of control triggering event if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third party purchases all notes properly tendered and not withdrawn under its offer; or (ii) prior to the occurrence of the related change of control triggering event, we have given written notice of a redemption of the notes as provided under “—Optional Redemption” above, unless we have failed to pay the redemption price on the redemption date.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below investment grade rating event” means the rating on the notes is lowered by each of the Rating Agencies (as such term is defined under “—Principal and Interest—Interest Rate Adjustment”) and the notes are rated below an investment grade rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a change of control until the end of the 60-day period following public notice of the occurrence of the change of control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a below investment grade rating event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect to a particular change of control (and thus shall not be deemed a below investment grade rating event for purposes of the definition of change of control triggering event hereunder) if the Rating Agency or Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the below investment grade rating event).

“Change of control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of Fiserv and our subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than us or one of our subsidiaries; (2) the approval by the holders of our common stock of any plan or proposal for the liquidation or dissolution of Fiserv (whether or not otherwise in compliance with the provisions of the indenture); (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding number of shares of our voting stock; (4) Fiserv consolidates or merges with or into any entity, pursuant to a transaction in which any of the outstanding voting stock of Fiserv or such other entity is converted into or exchanged for cash, securities or other property (except when voting stock of Fiserv is converted into, or exchanged for, at least a majority of the voting stock of the surviving person); or (5) the first day on which a majority of the members of our board of directors are not continuing directors.

“Change of control triggering event” means the occurrence of both a change of control and a below investment grade rating event.

“Continuing directors” means, as of any date of determination, any member of our board of directors who (1) was a member of our board of directors on the date of the issuance of the notes; or (2) was nominated for election or elected to our board of directors with the approval of at least a majority of the continuing directors who were members of our board of directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment grade rating” means a rating equal to or higher Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, respectively.

“Person” has the meaning set forth in the indenture and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties and assets of us and our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties and assets of us and our subsidiaries taken as a whole to another person or group may be uncertain.

Covenants

Merger, Consolidation and Sale of Assets

We have agreed, with respect to each series of notes, not to consolidate or merge with or into any other person, permit any other person to consolidate with or merge into us or convey, transfer or lease all or substantially all of our properties and assets to any other person, unless:

•	we are the surviving entity or our successor is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

•

the surviving entity, if other than us, expressly assumes, by a supplemental indenture, the due and punctual payment of the principal of and any premium and interest on the outstanding notes and the performance and observance of every covenant in the indenture that we would otherwise have to perform or observe;

•

immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of ours or any of our subsidiaries as a result of such transaction as having been incurred by us or any of our subsidiaries at the time of such transaction, there will not be any event of default or event which, after notice or lapse of time or both, would become an event of default;

•

if, as a result of any such transaction, our property or assets would become subject to a lien which would not be permitted under “—Limitations on Liens,” we or our successor shall take those steps that are necessary to secure all outstanding notes equally and ratably with the indebtedness secured by that lien; and

•

we will have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the consummation of the particular transaction under the indenture have been complied with.

Upon any consolidation or merger with or into any other person or any conveyance, transfer or lease of all or substantially all of our properties and assets to any other person, the successor person will succeed to, and be substituted for, us under the indenture, and we, except in the case of a lease, will be relieved of all obligations and covenants under the notes and the indenture to the extent we were the predecessor person.

Limitations on Liens

Neither we nor any of our restricted subsidiaries may create or assume, except in our favor or in favor of one or more of our wholly-owned subsidiaries, any mortgage, pledge, lien or encumbrance (as used in this paragraph, “liens”) on any property now owned or hereafter acquired by Fiserv or any such restricted subsidiary unless the outstanding notes of each series are secured equally and ratably with (or prior to) the obligations so secured by such lien, except that the foregoing restriction does not apply to the following types of liens:

(a) liens in connection with workers’ compensation, unemployment insurance or other social security obligations (which phrase shall not be construed to refer to ERISA or the minimum funding obligations under Section 412 of the Code);

(b) liens to secure the performance of bids, tenders, letters of credit, contracts (other than contracts for the payment of indebtedness), leases, statutory obligations, surety, customs, appeal, performance and payment bonds and other obligations of like nature, in each such case arising in the ordinary course of business;

(c) mechanics’, workmen’s, carriers’, warehousemen’s, materialmen’s, landlords’, or other like liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith and by appropriate action;

(d) liens for taxes, assessments, fees or governmental charges or levies which are not delinquent or are payable without penalty, or are being contested in good faith and by appropriate action, and in respect of which adequate reserves shall have been established in accordance with GAAP on the books of Fiserv or any subsidiary;

(e) liens consisting of attachments, judgments or awards against Fiserv or any subsidiary with respect to which an appeal or proceeding for review shall be pending or a stay of execution shall have been obtained, or which are otherwise being contested in good faith and by appropriate action, and in respect of which adequate reserves shall have been established in accordance with GAAP on the books of Fiserv or any subsidiary;

(f) easements, rights of way, restrictions, leases of property to others, easements for installations of public utilities, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting property which in the aggregate do not materially adversely affect the value of such property or materially impair its use for the operations of the business of Fiserv or any subsidiary;

(g) liens existing on the date of the indenture and securing indebtedness or other obligations of Fiserv or any subsidiary;

(h) statutory liens in favor of lessors arising in connection with property leased to Fiserv or any subsidiary;

(i) liens on margin stock to the extent that a prohibition on such liens pursuant to this provision would violate Regulation U of the U.S. Federal Reserve Board, as amended.

(j) purchase money liens on property hereafter acquired by Fiserv or any subsidiary created within 180 days of such acquisition (or in the case of real property, completion of construction including any improvements or the commencement of operation of the property, whichever occurs later) to secure or provide for the payment or financing of all or any part of the purchase price thereof, provided that the lien secured thereby shall attach only to the property so acquired and related assets (except that individual financings by one person (or an affiliate thereof) may be cross-collateralized to other financings provided by such person and its affiliates that are permitted by this clause (j));

(k) liens in respect of capital leases and permitted sale-leaseback transactions;

(l) liens on the property of a person that becomes a subsidiary after the date hereof, provided that (i) such liens existed at the time such person becomes a subsidiary and were not created in anticipation thereof, (ii) any such lien does not by its terms cover any property after the time such person becomes a subsidiary that was not covered immediately prior thereto and (iii) any such lien does not by its terms secure any indebtedness other than indebtedness existing immediately prior to the time such person becomes a subsidiary;

(m) liens on property and proceeds thereof existing at the time of acquisition thereof and not created in contemplation thereof;

(n) liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set off) and which are within the general parameters customary in the banking industry;

(o) liens securing securitized indebtedness in an aggregate principal amount not in excess of $200,000,000 at any one time outstanding upon the granting of such liens;

(p) any extension, renewal, refinancing, substitution or replacement (or successive extensions, renewals, refinancings, substitutions or replacements), as a whole or in part, of any of the liens referred to in paragraphs (g), (j), (l) and (m) of this covenant, provided that such extension, renewal, refinancing substitution or replacement lien shall be limited to all or any part of substantially the same property or assets that secured the lien extended, renewed, refinanced, substituted or replaced (plus improvements on such property) and the liability secured by such lien at such time is not increased;

(q) liens on proceeds of any of the assets permitted to be the subject of any lien or assignment permitted by this covenant, and

(r) other liens, provided that, without duplication, the aggregate sum of all obligations and Indebtedness secured by liens permitted under this clause (r), together with sale-leaseback transactions of the type and in the amounts described in the proviso of the definition of permitted sale-leaseback transactions, would not exceed 10.0% of net worth, measured upon granting of such liens based on the balance sheet for the end of the most recent quarter for which financial statements are available.

The term “net worth” means, at any date, the sum of all amounts which would be included under shareholders’ equity on a consolidated balance sheet of Fiserv and its subsidiaries determined in accordance with GAAP on such date or, in the event such date is not a fiscal quarter end, as of the immediately preceding fiscal quarter end.

The term “permitted sale-leaseback transactions” means sales or transfers by Fiserv or any subsidiary of any real property, improvements, fixtures, machinery and/or equipment with the intention of taking back a lease thereof; provided, however, that “permitted sale-leaseback transactions” shall not include such transactions involving machinery and/or equipment (excluding any lease for a temporary period of not more than thirty-six months with the intent that the use of the subject machinery and/or equipment will be discontinued at or before the expiration of such period) relating to facilities (a) in full operation for more than 180 days as of the date of the indenture and (b) that are material to the business of Fiserv and its subsidiaries taken as a whole, to the extent that the sum of the aggregate sale price of such machinery and/or equipment from time to time involved in such transactions (giving effect to payment in full under any such transaction and excluding the Applied Amounts, as defined in the following sentence), plus the amount of obligations and indebtedness from time to time secured by liens permitted under clause (r) above, exceeds 10% of net worth. For purposes of this definition, “Applied Amounts” means an amount (which may be conclusively determined by the board of directors of Fiserv) equal to the greater of (i) capitalized rent with respect to the applicable machinery and/or equipment and (ii) the fair value of the applicable machinery and/or equipment, that is applied within 180 days of the applicable transaction or transactions to repayment of the notes or to the repayment of any indebtedness for borrowed money which, in accordance with GAAP, is classified as long-term debt and that is on parity with the notes.

The term “property” means, with respect to any person, all types of real, personal or mixed property and all types of tangible or intangible property owned or leased by such person.

The term “restricted subsidiary” means any subsidiary of Fiserv that is not an unrestricted subsidiary.

The term “securitized indebtedness” means, with respect to any person as of any date, the reasonably expected liability of such person for the repayment of, or otherwise relating to, all accounts receivable, general intangibles, chattel paper or other financial assets and related rights and assets sold or otherwise transferred by such person, or any subsidiary or affiliate thereof, on or prior to such date.

The term “subsidiary” of any person means (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person (or a combination thereof), (ii) any partnership, limited liability company or similar pass-through entity the sole general partner or the managing general partner or managing member of which is such person or a subsidiary of such person and (iii) any partnership, limited liability company or similar pass-through entity the only general partners, managing members or persons, however designated in corresponding roles, of which are such person or one or more subsidiaries of such person (or any combination thereof).

The term “unrestricted subsidiary” means any subsidiary of Fiserv that from time to time is not a Guarantor or required to be a Guarantor.

The term “wholly-owned subsidiary” of any person means (i) any corporation, association or other business entity of which 100% of the total voting power of shares of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person (or a combination thereof) and (ii) any partnership, limited liability company or similar pass-through entity the sole partners, members or persons, however designated in corresponding roles, of which are such person or one or more subsidiaries of such person (or any combination thereof).

Limitations on Sale and Leaseback Transactions

Neither we nor any of our restricted subsidiaries may engage in sale and leaseback transactions except for permitted sale-leaseback transactions (as defined above).

Our real property, improvements and fixtures are not subject to the limitations on sale and leaseback transactions described above. As of March 31, 2011, our real property, improvements and fixtures had a book value of approximately $96 million, none of which were subject to capital leases.

Additional Guarantors

If, after the date of the indenture, any subsidiary of Fiserv that is not already a Guarantor guarantees, becomes a borrower or guarantor under, or grants any lien to secure any obligations pursuant to, our revolving credit facility or our term loan facility, or any refinancing or replacement thereof (including in circumstances where the guarantee of a Guarantor under any such facility is reinstated following the release of such guarantee in accordance with the terms thereof) or any other indebtedness for borrowed money having an aggregate principal amount outstanding in excess of 10% of our net worth as of the end of our most recent quarter for which financial statements are available (such net worth to be measured at the time of the incurrence of each such guarantee or borrowing or the granting of such lien), then in any such case such subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the trustee within twenty business days of the date on which it guaranteed or incurred such indebtedness or granted such lien, as the case may be. Notwithstanding the preceding, any guarantee by a Guarantor that was issued pursuant to this paragraph solely as a result of its guarantee or incurrence of, or granting of a lien in respect of, any such indebtedness shall be automatically and unconditionally released upon the release or discharge of the guarantee that resulted in the creation of such subsidiary’s guarantee (or upon such subsidiary ceasing to be a borrower or release of liens granted by such subsidiary, as the case may be), except a discharge or release by, or as a result of payment under, such guarantee or of the refinancing or replacement of any such indebtedness that is guaranteed or incurred by such Guarantor. Notwithstanding the foregoing, no bankruptcy-remote special purpose entity will guarantee the notes and no foreign subsidiary shall be required to guarantee the notes unless it becomes a guarantor of our obligations under, or grants any lien to secure any of our obligations pursuant to, such revolving credit facility or term loan facility or refinancing or replacement thereof or any of our other indebtedness for borrowed money having an aggregate principal amount outstanding in excess of 10% of our net worth as of the end of our most recent quarter for which financial statements are available (such net worth to be measured at the time of the incurrence of each such guarantee or the granting of such lien).

Events of Default

An “event of default” with respect to each series of notes occurs if:

•	we fail to pay interest on any of the notes of that series when due and payable and that failure continues for 30 calendar days;

•	we fail to pay the principal of, or premium, if any, on, any of the notes of that series at its maturity or when otherwise due;

•

there is a default (which shall not have been cured or waived) in the payment of any principal of or interest on any of our indebtedness for borrowed money aggregating more than $100 million in principal amount, after giving effect to any applicable grace period, or in the performance of any other term or provision of any of our indebtedness in excess $100 million in principal amount that results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration is not rescinded or annulled, or such indebtedness has not been discharged, within a period of 15 days after there has been given written notice specifying such default as provided in the indenture;

•	we fail to perform any covenant in the indenture with respect to the notes of that series and that failure continues for 60 calendar days after we receive written notice as provided in the indenture;

•

the cessation of a guarantee of any notes of that series to be in full force and effect, other than in accordance with the terms of the indenture, or the denial by a Guarantor of its liability under its guarantee; or

•

certain actions are taken relating to our bankruptcy, insolvency or reorganization or the bankruptcy, insolvency or reorganization of any restricted subsidiary of ours that qualifies as a “significant subsidiary” within the meaning of Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”).

If an event of default with respect to any series of notes occurs and continues, except for the bankruptcy, insolvency or reorganization actions referred to above, then the trustee or the holders of at least 25% in principal amount of the outstanding notes of the affected series may require us to repay immediately the principal of, and any unpaid premium and interest on, all outstanding notes of the affected series. The holders of at least a majority in principal amount of the outstanding notes of the affected series may rescind and annul that acceleration if all events of default with respect to the notes of that series, other than the nonpayment of accelerated principal, have been cured or waived as provided in the indenture. An event of default arising from the bankruptcy, insolvency or reorganization actions referred to above shall cause the principal of, and any unpaid premium and interest on, all notes to become immediately due and payable without any declaration or other act by the trustee, the holders of the notes or any other party.

Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any holder of notes, unless the holders offer reasonable indemnity to the trustee. If the holders offer reasonable indemnity to the trustee, then the holders of at least a majority in principal amount of the outstanding notes of the affected series will have the right, subject to some limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes of that series.

No holder of any note of any series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture unless:

•	the holder has previously given to the trustee written notice of a continuing event of default with respect to the notes of that series;

•

the holders of at least 25% in principal amount of the outstanding notes of that series have made a written request, and offered reasonable indemnity, to the trustee to institute a proceeding as trustee;

•	the trustee has failed to institute the requested proceeding within 60 calendar days after receipt of such notice; and

•	the trustee has not received from the holders of at least a majority in principal amount of the outstanding notes of that series a direction inconsistent with the request during that 60-day period.

However, the holder of any note will have the absolute and unconditional right to receive payment of the principal of, and premium, if any, and interest on, that note as expressed therein, and to institute suit for the enforcement of any such payment.

We are required to furnish to the trustee annually within 120 days after the end of our fiscal year a statement as to the absence of some defaults under the indenture. Within 30 days after the occurrence of an event of default the trustee shall give notice of such event of default or of any event which, after notice or lapse of time or both, would become an event of default, known to it, to the holders of the notes, except that, in the case of a default other than a payment default, the trustee may withhold notice if the trustee determines that withholding notice is in the interest of the holders.

Modification, Amendment and Waiver

We and the Guarantors, together with the trustee, may modify and amend the indenture and the terms of the notes with the consent of the holders of at least a majority in principal amount of the outstanding notes of the affected series, provided that no modification or amendment may, without the consent of each affected holder of the notes of the affected series:

•	reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

•	change the stated maturity of the principal of, or any installment of interest on, any note;

•	reduce the principal of, or rate of interest on, any note;

•	reduce any amount payable upon the redemption or purchase at the option of the holder of any note;

•	change any place of payment where, or the currency in which, any principal of, or premium, if any, or interest on, any note is payable;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any note on or after the stated maturity or redemption date;

•	release any Guarantor from any of its obligations under its guarantee or the indenture other than in accordance with the terms of the indenture; or

•

reduce the percentage in principal amount of outstanding notes the consent of whose holders is required for modification or amendment of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

The holders of at least a majority in principal amount of the outstanding notes of the affected series may, on behalf of the holders of all notes of that series, waive any past default under the indenture and its consequences, except a default in the payment of the principal of, or premium, if any, or interest on, any notes or in respect of a covenant or provision that under the indenture cannot be modified or amended without the consent of each holder of that series. In addition, the holders of at least a majority in principal amount of the outstanding notes of the affected series may, on behalf of the holders of all notes of that series, waive compliance with our covenants described above under “—Covenants—Limitations on Liens” and “—Covenants—Limitations on Sale and Leaseback Transactions.”

In addition, we and the Guarantors, together with the trustee, may modify and amend the indenture and the terms of the notes without seeking the consent of any holders of the notes to:

•

allow our or any Guarantor’s successor to assume our or such Guarantor’s obligations under the indenture and the notes pursuant to the provisions described above under the heading “—Covenants—Merger, Consolidation and Sale of Assets”;

•	add to our covenants or the covenants of the Guarantors for the benefit of the holders of the notes or surrender any right or power we or the Guarantors have under the indenture;

•	add any additional events of default;

•	secure the notes;

•	provide for a successor trustee with respect to the notes;

•	add or release a Guarantor as required or permitted by the indenture;

•	cure any ambiguity, defect or inconsistency; or

•	make any other amendment or supplement to the indenture as long as that amendment or supplement does not adversely affect the interests of the holders of any notes in any material respect.

No amendment or supplement to the indenture made solely to conform the indenture to this description of the notes contained in this prospectus supplement and in the accompanying prospectus will be deemed to adversely affect the interests of the holders of the notes.

Defeasance and Covenant Defeasance

Except as prohibited by the indenture, if we deposit with the trustee sufficient money or U.S. government obligations, or both, to pay the principal of, and premium, if any, and interest on, the notes on the scheduled due dates therefor, then at our option we may be discharged from certain of our obligations with respect to the notes or elect that our failure to comply with certain restrictive covenants, including those described in “—Covenants—Merger, Consolidation and Sale of Assets,” “—Covenants—Limitations on Liens,” “—Covenants—Limitations on Sale and Leaseback Transactions,” and “—Covenants—Additional Guarantors” will not be deemed to be or result in an event of default under the notes.

Governing Law

The notes, the guarantees and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry

The Depository Trust Company, or “DTC,” which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the notes so long as the notes are represented by global security certificates.

Investors may elect to hold interests in the global notes through either DTC in the United States or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (the “Euroclear System” ), in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and the Euroclear System will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and the Euroclear System’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of

DTC. Citibank N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for the Euroclear System (in such capacities, the “U.S. Depositaries”).

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The rules applicable to the depositary and its participants are on file with the SEC.

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

The Euroclear System advises that it was created in 1968 to hold securities for participants of the Euroclear System (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear System is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator” ). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear System cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions” ). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to each series of notes held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear System.

We will issue the notes in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days or an event of default has occurred and is ongoing. If we determine at any time that the notes shall no longer be represented by global security certificates, we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the global security certificates, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for note certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all notes represented by these certificates for all purposes under the notes and the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the notes represented by these global security certificates registered in their names, and

•	will not be considered to be owners or holders of the global security certificates or any notes represented by these certificates for any purpose under the notes or the indenture.

All payments on the notes represented by the global security certificates and all transfers and deliveries of related notes will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary, its book-entry system, Clearstream, Luxembourg and the Euroclear System has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of the notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear System cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream, Luxembourg and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

CERTAIN OTHER INDEBTEDNESS

As of March 31, 2011, our debt, including current maturities, of $3.36 billion consisted primarily of $1.1 billion under our unsecured senior term loan facility and $2.25 billion under our existing senior notes.

We have an unsecured senior term loan facility, with a syndicate of banks. Our term loan borrowings under this facility bear interest at a variable rate based on LIBOR plus a specified margin or the bank’s base rate and mature in November 2012. The variable interest rate on the term loan borrowings was 0.9% at March 31, 2011. The term loan facility contains various restrictions and covenants substantially similar to those contained in the revolving credit facility described below.

We maintain a $1.0 billion unsecured revolving credit facility with a syndicate of banks. The facility bears interest at a variable rate based on LIBOR plus a specified margin or the bank’s base rate. There are no significant commitment fees or compensating balance requirements. As of March 31, 2011, we had issued letters of credit totaling $28 million under this facility, and our available borrowings were $972 million. The revolving credit facility contains various restrictions and covenants that require us, among other things, to limit our consolidated indebtedness to no more than three and one-half times consolidated net earnings before interest, taxes, depreciation and amortization and certain other adjustments, and to maintain consolidated net earnings before interest, taxes, depreciation and amortization and certain other adjustments of at least three times consolidated interest expense. The facility expires in September 2014.

The revolving credit facility and the term loan facility are fully and unconditionally guaranteed by the same subsidiaries that are guaranteeing the notes. If a guarantor is released from its guarantees with respect to our revolving credit facility, our term loan facility and any other debt of ours of an amount in excess of 10% of our net worth, then such guarantor will be released from its guarantee of the notes upon notice by us to the trustee under the indenture governing the notes. Each credit facility provides that a guarantor under the facility may be released as a guarantor under such facility:

•

upon our notice if such guarantor ceases to be a “material subsidiary” as defined in the credit facility, excluding any domestic subsidiary that becomes a guarantor pursuant to the minimum EBITDA requirement in the bullet point below or that is a guarantor under such facility, but was not a material subsidiary on December 3, 2007, which was the funding date of our term loan facility; or

•

upon our request, provided that (x) any such release of a material subsidiary is only permitted if all or substantially all of the equity interests or assets of such material subsidiary are being sold, transferred or otherwise disposed of and (y) if at the time of such release the aggregate amount of the EBITDA of such subsidiary and all of our domestic subsidiaries that are not guarantors under the credit facility for the most recently completed four-quarter period for which financial statements have been delivered pursuant to the credit facility exceeds an amount equal to $391.8 million, then we will contemporaneously with such release cause domestic subsidiaries having sufficient EBITDA to become additional guarantors under the credit facility to eliminate such excess. Under such circumstances, such additional guarantors would also become Guarantors with respect to the notes.

In addition, each credit facility provides that all guarantors under the facility will be automatically released as guarantors under such facility if, and for so long as, Standard & Poor’s and Moody’s Investors Service, Inc. rate our senior, unsecured long-term indebtedness for borrowed money at or above A- and A3, respectively, but the guarantee requirements will be required to be reinstated 45 days after the date on which either rating falls below such level. See “Description of the Notes—Guarantees” and “Description of the Notes—Covenants—Additional Guarantors.”

As used in the foregoing discussion of the provisions of the credit facilities:

“EBITDA”, for which the more restrictive definition is contained in the term loan facility, means, with respect to any person for any period without duplication, the consolidated net earnings of such person in respect of such period, plus the sum of each of the following with respect to such person on a consolidated basis for such period to the extent deducted in the determination of such net earnings: (i) interest expense, (ii) provision for taxes, (iii) depreciation, (iv) amortization, (v) extraordinary losses incurred other than in the ordinary course of business, (vi) stock-based non-cash compensation expense, minus (vii) extraordinary gains realized other than in the ordinary course of business and (viii) any cash payments made during such period in respect of the item described in clause (vi) above subsequent to the fiscal quarter in which the relevant stock-based non-cash compensation expense was incurred.

“Material subsidiary” means each domestic subsidiary (i) which (on an unconsolidated basis and excluding intercompany income statement items of such domestic subsidiary), as of our most recent two consecutive fiscal quarters, in each case for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to the credit facility, contributed EBITDA in an amount greater than an amount equal to $98.0 million or (ii) which (on an unconsolidated basis and excluding intercompany balance sheet items of such domestic subsidiary) as of the most recent two consecutive fiscal quarters of Fiserv for which financial statements have been delivered pursuant to the credit facility contributed total assets in an amount greater than $964 million.

The credit facilities provide that no bankruptcy-remote special purpose entity created in connection with certain financings will be deemed to constitute a “material subsidiary.”

We currently have outstanding $1.0 billion of 6.125% senior notes due in November 2012 and $500 million of 6.8% senior notes due in November 2017, which pay interest at the stated rate on May 20 and November 20 of each year. We also have outstanding $300 million of 3.125% senior notes due in October 2015 and $450 million of 4.625% senior notes due in October 2020, which pay interest at the stated rate on April 1 and October 1 of each year. The interest rates applicable to all of these notes are subject to an increase of up to two percent in the event that our credit rating is downgraded below investment grade. All existing notes were issued under the same indenture pursuant to which we will issue the notes offered hereby. On June 6, 2011, we announced a tender offer to purchase for cash any and all of our $1.0 billion aggregate principal amount of 6.125% senior notes due 2012. See “Prospectus Supplement Summary—Recent Developments.”

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relevant to U.S. Holders and Non-U.S. Holders (both as defined below) relating to the purchase, ownership and disposition of the notes. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury Regulations promulgated thereunder, judicial decisions and rulings, pronouncements and administrative interpretations of the Internal Revenue Service (the “IRS”), all of which are subject to change, possibly on a retroactive basis, at any time by legislative, judicial or administrative action. We cannot assure you that the IRS will not challenge the conclusions stated below, and no ruling from the IRS has been (or will be) sought on any of the matters discussed below.

The following summary does not purport to be a complete analysis of all the potential U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes. Without limiting the generality of the foregoing, this summary does not address the effect of any special rules applicable to certain types of beneficial owners, including, without limitation, dealers in securities or currencies, insurance companies, financial institutions, thrifts, regulated investment companies, tax-exempt entities, U.S. Holders whose functional currency is not the U.S. dollar, U.S. expatriates, persons who hold notes as part of a straddle, hedge, conversion transaction, or other risk reduction or integrated investment transaction, investors in securities that elect to use a mark-to-market method of accounting for their securities holdings, individual retirement accounts or qualified pension plans, controlled foreign corporations, passive foreign investment companies, or investors in pass through entities, including partnerships and Subchapter S corporations. In addition, this summary is limited to holders who are the initial purchasers of the notes at their original issue price and hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This summary does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws, or any foreign tax laws.

THIS SUMMARY IS OF A GENERAL NATURE AND IS INCLUDED HEREIN SOLELY FOR INFORMATION PURPOSES. THIS SUMMARY IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE. NO REPRESENTATION WITH RESPECT TO THE CONSEQUENCES TO ANY PARTICULAR PURCHASER OF THE NOTES IS MADE. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

Effect of Potential Interest Rate Adjustment

In certain circumstances, if the debt ratings on the notes change, we may be obligated to pay additional interest on the notes. Our obligation to pay such additional interest may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” Under these regulations, however, a contingency will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, such contingency is “remote” or “incidental,” or, in certain circumstances, it is significantly more likely than not that such contingency will not occur. We intend to take the position that the foregoing contingency should not cause the notes to be contingent payment debt instruments. Our position is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a contrary position. However, this determination is inherently factual and we can provide no assurance that our position will be sustained if challenged by the IRS. A successful challenge of this position by the IRS will require a holder to accrue interest income at a “comparable yield”, which likely would be higher than the stated interest rate on the notes, and will cause any gain from the sale or other disposition of a note to be treated as ordinary interest income, rather than capital gain. Holders are urged to consult their own tax advisors regarding the potential application of the contingent payment debt regulations to the notes and the consequences thereof.

The remainder of this discussion assumes that the notes will not be considered contingent payment debt instruments.

U.S. Holders

The term “U.S. Holder” means a beneficial owner of a note that is:

•	an individual who is a citizen of the United States or who is a resident alien of the United States for U.S. federal income tax purposes;

•

a corporation or other entity taxable for U.S. federal income tax purposes as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Taxation of Interest

All of the notes bear interest at a fixed rate. We do not intend to issue the notes at a discount that will exceed a de minimis amount. Interest on a note will generally be includable in income of a U.S. Holder as ordinary income at the time a U.S. Holder receives the interest or the interest accrues, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Retirement of a Note

A U.S. Holder will generally recognize capital gain or loss on a sale, exchange, retirement or other taxable disposition of a note measured by the difference, if any, between:

•

the amount of cash and the fair market value of any property received, except to the extent that the cash or other property received in respect of a note is attributable to accrued but unpaid interest on the note (which amount will be taxable as ordinary interest income to the extent not previously included in income); and

•	the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such U.S. Holder.

Such capital gain or loss will be treated as a long-term capital gain or loss if, at the time of the sale, exchange, retirement or other taxable disposition, the note has been held by the U.S. Holder for more than one year; otherwise, the capital gain or loss will be short-term. Non-corporate taxpayers may be subject to a lower U.S. federal income tax rate on their net long-term capital gains than that applicable to ordinary income. U.S. Holders are subject to certain limitations on the deductibility of their capital losses.

Information Reporting and Backup Withholding

U.S. Holders of notes may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%) on payments of interest, principal, gross proceeds from disposition of notes, and redemption premium, if any. Backup withholding generally applies only if the U.S. Holder:

•	fails to furnish its social security or other taxpayer identification number within a reasonable time after a request for such information;

•	furnishes an incorrect taxpayer identification number;

•	fails to report interest or dividends properly; or

•

fails, under certain circumstances, to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number provided is its correct number and that the U.S. Holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund provided such U.S. Holder timely furnishes the required information to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. Holders of notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. We cannot refund amounts once withheld.

We will file annually with the IRS, and to record holders of the notes to whom we are required to furnish such information, information relating to the amount of interest and the amount of backup withholding, if any, with respect to the notes.

Non-U.S. Holders

The following summary is limited to the U.S. federal income tax consequences relevant to a beneficial owner of a note who is not classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity” and who is not a U.S. Holder (a “Non-U.S. Holder”). In the case of a Non-U.S. Holder who is an individual, the following summary assumes that this individual was not formerly a United States citizen, and was not formerly a resident of the United States for U.S. federal income tax purposes.

Taxation of Interest

Subject to the summary of backup withholding rules below, payments of interest on a note to any Non-U.S. Holder will not be subject to U.S. federal income or withholding tax provided we or the person otherwise responsible for withholding U.S. federal income tax from payments on the notes receives a required certification from the Non-U.S. Holder (as discussed below) and the Non-U.S. Holder is not:

•	an actual or constructive owner of 10% or more of the total combined voting power of all our voting stock;

•	a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code; and

•	receiving such interest payments as income effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

In order to satisfy the certification requirement, the Non-U.S. Holder must provide a properly completed IRS Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) under penalties of perjury that provides the Non-U.S. Holder’s name and address and certifies that the Non-U.S. Holder is not a United States person. Alternatively, in a case where a securities clearing organization, bank or other financial institution holds the note in the ordinary course of its trade or business on behalf of the Non-U.S. Holder, we or the person who otherwise would be required to withhold U.S. federal income tax must receive from the financial institution a certification under penalties of perjury that a properly completed IRS Form W-8BEN (or substitute IRS Form W-8BEN or the appropriate successor form) has been received by it, or by another such financial institution, from the Non-U.S. Holder, and a copy of such a form must be furnished to the payor. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances, certifications as to foreign status of partners, trust owners, or beneficiaries may be required to be provided to our paying agent or to us. In addition, special rules apply to payments made through a qualified intermediary.

A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax at the rate of 30%, or lower applicable treaty rate, on payments of interest on the notes that are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States. In order to claim the benefit of a lower applicable treaty rate, a

Non-U.S. Holder must provide us, or the person who would otherwise be required to withhold U.S. federal income tax, with the required certification (generally, an IRS Form W-8BEN (or substitute IRS Form W-8BEN or the appropriate successor form)).

If the payments of interest on a note are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, in the event that an income tax treaty is applicable, if the payments of interest are attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally. If the Non-U.S. Holder is a corporation for U.S. federal income purposes, such payments also may be subject to a branch profits tax at the rate of 30%, or lower applicable treaty rate. If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding two sentences, such payments will not be subject to U.S. withholding tax so long as the holder provides us, or the person who otherwise would be required to withhold U.S. federal income tax, with the appropriate certification (generally, an IRS Form W-8ECI).

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Sale, Exchange or Retirement of a Note

Subject to the summary of backup withholding rules below, any gain realized by a Non-U.S. Holder on the sale, exchange, retirement or other disposition of a note generally will not be subject to U.S. federal income tax, unless:

•

such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, in the event that an income tax treaty is applicable, such gain is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

Proceeds from the disposition of a note that are attributable to accrued but unpaid interest generally will be subject to, or exempt from, tax to the same extent as described above with respect to interest paid on a note (although such proceeds generally are not subject to withholding) provided the disposition occurs between interest payment dates. A Non-U.S. Holder should treat any amount received on redemption of a note in the same manner as the Non-U.S. Holder treats proceeds received on a sale.

Information Reporting and Backup Withholding

Any payments of interest on the notes to a Non-U.S. Holder will generally be reported to the IRS and to the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Backup withholding and certain additional information reporting generally will not apply to payments of interest with respect to which either the requisite certification of non-U.S. status (as described above under “—Non-U.S. Holders —Taxation of Interest”) has been received or an exemption otherwise has been established, provided that neither we nor the person who otherwise would be required to withhold U.S. federal income tax has actual knowledge or reason to know that the holder is, in fact, a United States person or that the conditions of any other exemption are not, in fact, satisfied.

The payment of the proceeds from the disposition of the notes by or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and backup withholding unless the Non-U.S.

Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of the notes by or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of the notes by or through a non-U.S. office of a broker that is either a United States person or a U.S. related person, the Treasury Regulations require information reporting, but not backup withholding, on the payment unless the broker has documentary evidence in its files that the beneficial owner is a Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is, in fact, a United States person or that the conditions of any other exemption are not, in fact, satisfied.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability provided such Non-U.S. Holder timely furnishes the required information to the IRS. We cannot refund amounts once withheld.

THE PRECEDING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT LEGAL OR TAX ADVICE. ACCORDINGLY, PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN ADVISORS ON THE U.S. FEDERAL, STATE AND LOCAL, AND FOREIGN TAX CONSEQUENCES OF THEIR PURCHASE, OWNERSHIP, AND DISPOSITION OF THE NOTES, AND ON THE CONSEQUENCES OF ANY CHANGES IN APPLICABLE LAW.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated June 6, 2011, we have agreed to sell to the underwriters named below, for whom J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, the following respective principal amounts of the notes:

Underwriters	Principal Amount of 2016 Notes	Principal Amount of 2021 Notes

J.P. Morgan Securities LLC	$138,000,000	$92,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	138,000,000	92,000,000
Mitsubishi UFJ Securities (USA), Inc.	60,000,000	40,000,000
SunTrust Robinson Humphrey, Inc.	60,000,000	40,000,000
U.S. Bancorp Investments, Inc.	36,000,000	24,000,000
Credit Suisse Securities (USA) LLC	30,000,000	20,000,000
Wells Fargo Securities, LLC	30,000,000	20,000,000
PNC Capital Markets LLC	18,000,000	12,000,000
RBC Capital Markets, LLC	18,000,000	12,000,000
RBS Securities Inc.	18,000,000	12,000,000
TD Securities (USA) LLC	18,000,000	12,000,000
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	12,000,000	8,000,000
Citigroup Global Markets Inc.	12,000,000	8,000,000
Comerica Securities, Inc.	6,000,000	4,000,000
KeyBanc Capital Markets Inc.	6,000,000	4,000,000

Total	$600,000,000	$400,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, then the purchase commitments of non-defaulting underwriters may be increased or the offering of the notes may be terminated.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.35% of the principal amount of the 2016 notes and 0.40% of the principal amount of the 2021 notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.125% of the principal amount of the 2016 notes and 0.250% of the principal amount of the 2021 notes.

The following table shows the underwriting discounts and commissions to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us
2016 notes	0.600%
2021 notes	0.650%

We estimate that our out of pocket expenses for this offering will be approximately $1.4 million.

The notes are a new issue of securities with no established trading market. One or more of the underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to whether a trading market for the notes will develop or, if one does develop, as to how liquid any such trading market for the notes will be or whether any such trading market will be sustained.

We have agreed to indemnify the several underwriters against liabilities under the Securities Act or contribute to payments which the underwriters may be required to make in that respect.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions and syndicate covering transactions.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

•

Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

These stabilizing transactions, over-allotment transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions if commenced, may be discontinued at any time.

We expect that delivery of the notes will be made against payment therefor on or about the settlement date specified on the front cover of this prospectus supplement, which will be the sixth business day following the date of this prospectus supplement. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this prospectus supplement or the following business day will be required, by virtue of the fact that the notes initially will settle in T+6, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date hereof or the following business day should consult their own advisor.

Selling Restrictions

The senior notes are being offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in the Relevant Member State:

(a) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters; or

(c) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the notes referred to in (a) through (c) above shall require the company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe to the notes, as the same may be varied in that Relevant Member State. For the purposes of this provision, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in that Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each of the underwriters severally represents, warrants and agrees as follows:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which section 21 of the FSMA does not apply to the company; and

(b) it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Conflicts of Interest

Some of the underwriters or their affiliates have provided investment or commercial banking services to us or our affiliates and are likely to do so in the future. In each case, we pay customary fees as compensation for these services. Certain of the underwriters and their affiliates are clients of Fiserv.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

VALIDITY OF THE NOTES

The validity of the securities offered by this prospectus supplement will be passed upon for us by Foley & Lardner LLP. Certain legal matters relating to New Jersey law will be passed upon for us by Klehr Harrison Harvey Branzburg LLP. Certain legal matters relating to Nebraska law will be passed upon for us by Brian K. Ridenour, our Associate General Counsel. As of May 27, 2011, Mr. Ridenour owned 576 shares of our common stock, 1,020 unvested restricted stock units, and options to purchase 4,459 shares of our common stock, of which options to purchase 2,649 shares were exercisable. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP.

EXPERTS

The consolidated financial statements and the related financial statement schedule as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010 incorporated in this prospectus supplement and the accompanying prospectus and the effectiveness of Fiserv, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Prospectus

Debt Securities, Common Stock, Preferred Stock, Depositary Shares,

Warrants, Stock Purchase Contracts and Stock Purchase Units

We may offer and sell from time to time securities in one or more offerings in amounts, at prices and on terms that we will determine at the time of the offering. This prospectus provides you with a general description of the securities we may offer.

We may offer and sell the following securities:

•	senior debt securities, which may be convertible into our common stock or other securities or property and which may be guaranteed by certain of our subsidiaries;

•	common stock;

•	preferred stock, which may be convertible into our common stock or other securities;

•	depositary shares;

•	warrants to purchase common stock, preferred stock, depositary shares or debt securities; and

•	stock purchase contracts and stock purchase units.

Each time securities are sold using this prospectus, we will provide a supplement to this prospectus containing specific information about the offering and the terms of the securities being sold, including the offering price. The supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement applicable to the specific issue of securities carefully before you invest.

We may offer and sell these securities to or through underwriters, dealers or agents, or directly to investors, on a continued or a delayed basis. Each applicable prospectus supplement to this prospectus will provide the specific terms of the plan of distribution.

In addition, selling shareholders to be named in a prospectus supplement may offer and sell from time to time shares of our common stock in such amounts as set forth in a prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of shares of our common stock by any selling shareholders.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “FISV.”

Investment in our securities involves risks. See “Risk Factors” in our most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q and in any applicable prospectus supplement for a discussion of certain factors which should be considered in an investment of the securities which may be offered hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 14, 2010.

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, in this prospectus, “we,” “us,” “our” or “ours” refer to Fiserv, Inc. and its consolidated subsidiaries.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities or combinations of the securities described in this prospectus, and one or more of our shareholders may sell our common stock, in one or more offerings. This prospectus provides you with a general description of those securities. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, in any prospectus supplement and in any free writing prospectus we file with the SEC. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

You should not assume that the information in this prospectus or any prospectus supplement, or the information we file or previously filed with the SEC that we incorporate by reference in this prospectus and any prospectus supplement, is accurate as of any date other than the respective dates of those documents. Our business, financial condition, liquidity results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement, and the information incorporated by reference in this prospectus or any prospectus supplement, contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression, and can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “could,” “should” or words of similar meaning. Statements that describe our future plans, objectives or goals are also forward-looking statements. The forward-looking statements included or incorporated by reference in this prospectus or any supplement to this prospectus involve significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, that could cause actual results to differ materially from our current expectations. The factors that may affect our results include, among others: the impact on our business of the current state of the economy, including the risk of reduction in revenue resulting from decreased spending on the products and services we offer or from the elimination of existing or potential clients due to consolidation or financial failures in the financial services industry or otherwise; legislative actions in the United States, including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations, and internationally; changes in client demand for our products or services; pricing or other actions by competitors; the impact of our Fiserv 2.0 initiatives; our ability to comply with government regulations, including privacy regulations; and other factors identified in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and in other documents that we file with the SEC. You should consider these factors carefully in evaluating forward-looking statements, and are cautioned not to place undue reliance on such statements, which speak only as of the date of this document or the date of the incorporated document. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

FISERV, INC.

We provide integrated information management and electronic commerce systems and services, including transaction processing, electronic bill payment and presentment, business process outsourcing, document distribution services, and software and systems solutions. We serve clients worldwide, including banks and thrifts, credit unions, savings institutions, retailers and merchants, leasing companies, lenders, government agencies, and publicly and privately owned companies, and operate centers in the United States for full-service financial data processing, software system development, item processing and check imaging, technology support and related businesses.

We are a Wisconsin corporation and our principal executive offices are located at 255 Fiserv Drive, Brookfield, Wisconsin 53045. Our telephone number is (262) 879-5000.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table presents our ratios of consolidated earnings to fixed charges for the periods presented.

	Six Months Ended June 30, 2010	Years Ended December 31,
		2009	2008	2007	2006	2005
Ratio of earnings to fixed charges (1)	4.5x	3.8x	3.1x	7.2x	9.4x	13.0x

(1)	For purposes of calculating the ratios of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and income from investment in unconsolidated affiliate, plus fixed charges. Fixed charges consist of interest expensed, amortized discounts and capitalized expenses related to indebtedness and an estimate of interest within rental expense.

We did not have any preferred stock outstanding and we did not pay or accrue any preferred stock dividends during the periods presented above. Accordingly, our ratios of earnings to combined fixed charges and preference dividends are the same as those presented in the table of ratios of earnings to fixed charges set forth above for each of the respective periods presented.

USE OF PROCEEDS

We will describe the use of the net proceeds from the sales of the securities in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue in the form of one or more series from time to time, separately, upon exercise of a debt warrant, in connection with a stock purchase contract or as part of a stock purchase unit. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities. The debt securities will be issued under an indenture among us, certain of our domestic subsidiaries that may guarantee the securities and U.S. Bank National Association, as trustee.

We have summarized selected provisions of the indenture below. The summary is not complete. The indenture has been filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part, and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to article or section numbers of the indenture so that you can easily locate these provisions. Whenever we refer in this prospectus or in the prospectus supplement to particular article or sections or defined terms of the indenture, those article or sections or defined terms are incorporated by reference herein or therein, as applicable. Capitalized terms used in the summary have the meanings specified in the indenture.

General

The indenture provides that debt securities in separate series may be issued under the indenture from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series (Section 301). We will determine the terms and conditions of the debt securities, including the maturity, principal and interest, but those terms must be consistent with the indenture.

The applicable prospectus supplement will set forth or describe the following terms of each series of such debt securities:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the price or prices at which the debt securities will be offered;

•	the person to whom any interest on the debt securities will be payable;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate or rates that the debt securities will bear and the interest payment dates for the debt securities;

•	the places where payments on the debt securities will be payable;

•	any periods within which, and terms upon which, the debt securities may be redeemed, in whole or in part, at our option;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	the portion of the principal amount, if less than all, of the debt securities that will be payable upon declaration of acceleration of the maturity of the debt securities;

•	whether the debt securities are defeasible and any changes or additions to the indenture’s defeasance provisions;

•	whether the debt securities are convertible into our common stock or other securities or property and, if so, the terms and conditions upon which conversion will be effected;

•	any addition to or change in the events of default with respect to the debt securities;

•	any addition to or change in the covenants in the indenture;

•	whether any of our subsidiaries will provide guarantees of the debt securities; and

•	any other terms of the debt securities not inconsistent with the provisions of the indenture (Section 301).

The indenture does not limit the amount of debt securities that may be issued. The indenture allows debt securities to be issued up to the principal amount that we may authorize and may be in any currency or currency unit we designate.

Debt securities, including Original Issue Discount Securities (as defined in the indenture), may be sold at a substantial discount below their principal amount. Special U.S. federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or currency unit other than U.S. dollars may be described in the applicable prospectus supplement.

Subsidiary Guarantees

If specified in the prospectus supplement, certain of our subsidiaries (our “subsidiary guarantors”) will guarantee the debt securities of a series.

Conversion Rights

The debt securities may be converted into our common stock or other securities or property, if at all, according to the terms and conditions of an applicable prospectus supplement. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at our option or the option of the holders of such series of debt securities, the events requiring an adjustment of the conversion price, and provisions affecting conversion in the event of the redemption of such series of debt securities.

Consolidation, Merger and Sale of Assets

Unless otherwise specified in the prospectus supplement, we may not consolidate with or merge into, or transfer, lease or otherwise dispose all or substantially all of our assets to, any person, and may not permit any person to consolidate with or merge into us, unless:

•

the successor person (if any) is a corporation, limited liability company, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations with respect to the debt securities under the indenture;

•	immediately after giving pro forma effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, exists; and

•

we deliver to the trustee an officers’ certificate and opinion of counsel stating that the transaction and the related supplemental indenture comply with the applicable provisions of the indenture and all applicable conditions precedent have been satisfied (Section 801).

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an event of default under the indenture with respect to debt securities of any series:

(1)	failure to pay principal of or any premium on any debt security of that series when due;

(2)	failure to pay any interest on any debt securities of that series when due, that is not cured within 30 days;

(3)	failure to deposit any sinking fund payment, when due, in respect of any debt security of that series, that is not cured within 30 days;

(4)	failure to perform any of our other covenants in such indenture (other than a covenant included in such indenture solely for the benefit of a series other than that series or that is not made applicable to that series), that is not cured within 90 days after written notice has been given by the trustee, or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in such indenture; or

(5)	certain events of bankruptcy, insolvency or reorganization affecting us or any of our significant subsidiaries.

If an event of default (other than an event of default with respect to Fiserv, Inc. described in clause (5) above) with respect to the debt securities of any series at the time outstanding occurs and is continuing, either the trustee by notice to us or the holders of at least 25% in principal amount of the outstanding debt securities of that series by notice to us and the trustee may declare the principal amount of the debt securities of that series (or, in the case of any Original Issue Discount Security, such portion of the principal amount of such security as may be specified in the terms of such security) to be due and payable immediately. If an event of default with respect to Fiserv, Inc. described in clause (5) above with respect to the debt securities of any series at the time outstanding occurs, the principal amount of all the debt securities of that series (or, in the case of any such Original Issue Discount Security, such specified amount) will automatically, and without any action by the trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the indenture (Section 502). For information as to waiver of defaults, see “—Modification and Waiver” below.

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default has occurred and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless such holders have offered to the trustee reasonable indemnity (Section 603). Subject to such provisions for the indemnification of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series (Section 512).

No holder of a debt security of any series will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

•	such holder gives the trustee written notice of a continuing event of default with respect to the debt securities of that series;

•

the holders of at least 25% in principal amount of the outstanding debt securities of that series made a written request to pursue the remedy, and such holders have offered reasonable indemnity, to the trustee for losses incurred in connection with pursuit of the remedy; and

•

the trustee fails to comply with the request, and does not receive from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer (Section 507).

However, such limitations do not apply to a suit instituted by a holder of a debt security to enforce the payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security or, if applicable, to convert such debt security (Sections 507 and 508).

We will be required to furnish to the trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults (Section 1004).

Modification and Waiver

Unless otherwise specified in the prospectus supplement, modifications and amendments of the indenture may be made by us, our subsidiary guarantors, if applicable, and the trustee with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, or any premium or interest on, any debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of any debt security;

•	change the place, manner or currency of payment of principal of, or any premium or interest on, any debt security;

•	impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any debt securities in a manner adverse to the holders of such debt securities;

•	except as provided in the indenture, release the guarantee of a subsidiary guarantor;

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture;

•	reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	modify such provisions with respect to modification, amendment or waiver; or

•	change the ranking of any series of debt securities (Section 902).

Unless otherwise specified in the prospectus supplement, the holders of a majority in principal amount of the outstanding debt securities of any series may waive compliance by us with certain restrictive provisions of the indenture (Section 902). The holders of a majority in principal amount of the outstanding debt securities of any series may also waive any past default under the indenture, except a default:

•	in the payment of principal, premium or interest or the payment of any redemption, purchase or repurchase price;

•	arising from our failure to convert any debt security in accordance with the indenture; or

•	of certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security of such series (Section 513).

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to any series of debt securities (except as to any surviving rights of registration of transfer or exchange of debt securities expressly provided for in the indenture or any other surviving rights expressly provided for in a supplemental indenture) when:

•	either:

•

all debt securities that have been authenticated (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the trustee for cancellation; or

•

all debt securities that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee and in any case we have deposited with the trustee as trust funds U.S. dollars or U.S. government obligations in an amount sufficient, to pay the entire indebtedness of such debt securities not delivered to the trustee for cancellation, for principal, premium, if any, and accrued interest to the stated maturity or redemption date;

•	we have paid or caused to be paid all other sums payable by us under the indenture; and

•

we have delivered an officers’ certificate and an opinion of counsel to the trustee stating that we have satisfied all conditions precedent to satisfaction and discharge of the indenture with respect to the debt securities (Section 401).

Legal Defeasance and Covenant Defeasance

Legal Defeasance. We and, if applicable, each subsidiary guarantor will be discharged from all our obligations with respect to such debt securities (except for certain obligations to convert, exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the indenture and such debt securities. Such defeasance or discharge may occur only if, among other things:

(1)	we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

(2)	no event of default or event that with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing at the time of such deposit or, with respect to any event of default described in clause (5) under “—Events of Default,” at any time until 90 days after such deposit;

(3)	such deposit and defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound; and

(4)	we have delivered to the trustee an opinion of counsel to the effect that such defeasance will not cause the trustee or the trust so created to be subject to the Investment Company Act of 1940 (Sections 1302 and 1304).

Covenant Defeasance. The indenture provides that we may elect, at our option, that our failure to comply with certain restrictive covenants (but not to conversion, if applicable), including those that may be described in the applicable prospectus supplement, and the occurrence of certain events of default which are described above in clause (4) under “Events of Default” and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an event of default with respect to such debt securities. In order to exercise such option, we must deposit, in trust for the benefit of the holders of such debt securities, money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the indenture and such debt securities. Such covenant defeasance may occur only if we have delivered to the trustee an opinion of counsel that in effect says that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in clauses (2), (3), and (4) under the heading “—Legal Defeasance and Covenant Defeasance” above are satisfied. If we exercise this option with respect to any debt securities and such debt securities were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations so deposited in trust would be sufficient to pay amounts due on such debt securities at the time of their respective stated maturities but may not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from such event of default. In such case, we would remain liable for such payments (Sections 1303 and 1304).

Governing Law

The indenture, the debt securities and the guarantees, if any, will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock summarizes general terms and provisions that apply to our capital stock. Because this is only a summary it does not contain all of the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our articles of incorporation and by-laws, which are filed as exhibits to the registration statement of which this prospectus is a part and incorporated by reference into this prospectus. See “Where You Can Find More Information.”

General

Our authorized capital stock consists of 450,000,000 shares of common stock, $0.01 par value per share, and 25,000,000 shares of preferred stock, no par value per share. We will disclose in an applicable prospectus supplement the number of shares of our common stock then outstanding. As of the date of this prospectus, no shares of our preferred stock were outstanding.

Common Stock

Subject to Section 180.1150 of the Wisconsin Business Corporation Law (described below under “Statutory Provisions”), holders of our common stock are entitled to one vote for each share of common stock held by them on all matters properly presented to shareholders. Subject to the prior rights of the holders of any shares of our preferred stock that are outstanding, our board of directors may at its discretion declare and pay dividends on our common stock out of our earnings or assets legally available for the payment of dividends. Subject to the prior rights of the holders of any shares of our preferred stock that are outstanding, if we are liquidated, any amounts remaining after the discharge of outstanding indebtedness will be paid pro rata to the holders of our common stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our board of directors is authorized to issue our preferred stock in series and to fix the voting rights; the designations, preferences, limitations and relative rights of any series with respect to the rate of dividend, the price, the terms and conditions of redemption; the amounts payable in the event of voluntary or involuntary liquidation; sinking fund provisions for redemption or purchase of a series; and the terms and conditions on which a series may be converted.

If we offer preferred stock, we will file the terms of the preferred stock with the SEC and the prospectus supplement relating to that offering will include a description of the specific terms of the offering, including the following specific terms:

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the liquidation preference of the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our company.

Statutory Provisions

Section 180.1150 of the Wisconsin Business Corporation Law provides that the voting power of public Wisconsin corporations such as us held by any person or persons acting as a group in excess of 20% of our voting power is limited to 10% of the full voting power of those shares, unless full voting power of those shares has been restored pursuant to a vote of shareholders. Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law contain some limitations and special voting provisions applicable to specified business combinations involving Wisconsin corporations such as us and a significant shareholder, unless the board of directors of the corporation approves the business combination or the shareholder’s acquisition of shares before these shares are acquired.

Similarly, Section 180.1130 to 180.1133 of the Wisconsin Business Corporation Law contain special voting provisions applicable to some business combinations, unless specified minimum price and procedural requirements are met. Following commencement of a takeover offer, Section 180.1134 of the Wisconsin Business Corporation Law imposes special voting requirements on share repurchases effected at a premium to the market and on asset sales by the corporation, unless, as it relates to the potential sale of assets, the corporation has at least three independent directors and a majority of the independent directors vote not to have the provision apply to the corporation.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional interests in shares of preferred stock rather than a full share of preferred stock. In that event, depositary receipts will be issued for depositary shares, each of which will represent a fraction of a share of a particular class or series of preferred stock, as described in the applicable prospectus supplement.

Any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between Fiserv, Inc. and the depositary. The prospectus supplement relating to a series of depositary shares will set forth the name and address of the depositary for the depositary shares and summarize the material provisions of the deposit agreement. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the preferred stock represented by such depositary share, including dividend and liquidation rights and any right to convert or exchange the preferred stock into other securities.

We will describe the particular terms of any depositary shares we offer in the applicable prospectus supplement. You should review the documents pursuant to which the depositary shares will be issued, which will be described in more detail in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock, common stock or other securities. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

Reference is made to the prospectus supplement relating to the particular issue of warrants offered pursuant to such prospectus supplement for the terms of and information relating to such warrants, including, where applicable:

•

the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

•

the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

•

the number of shares and series of preferred stock purchasable upon the exercise of warrants to purchase preferred stock and the price at which such number of shares of such series of preferred stock may be purchased upon such exercise;

•

the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

•	the date on which the right to exercise such warrants will commence and the date on which such right will expire;

•	U.S. federal income tax consequences applicable to such warrants;

•	the number of warrants outstanding as of the most recent practicable date; and

•	any other terms of such warrants.

Warrants will be issued in registered form only. Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of preferred stock, common stock or other securities at such exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants to purchase debt securities, preferred stock, common stock or other securities, holders of such warrants will not have any of the rights of holders of debt securities, preferred stock, common stock or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the indenture, or to receive payments of dividends, if any, on the preferred stock, or common stock purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants, other securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to in this prospectus as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, will be filed with the SEC in connection with the offering of stock purchase contracts or stock purchase units. The prospectus supplement relating to a particular issue of stock purchase contracts or stock purchase units will describe the terms of those stock purchase contracts or stock purchase units, including the following:

•	if applicable, a discussion of material U.S. federal income tax considerations; and

•	any other information we think is important about the stock purchase contracts or the stock purchase units.

If we issue stock purchase units where debt obligations of third parties are used as security for your obligations to purchase or sell shares of common stock or preferred stock, depositary shares or other securities, we will include certain information in the prospectus supplement relating to the offering information about the issuer of the debt securities. Specifically, if the issuer has a class of securities registered under the Securities Exchange Act of 1934 and is either eligible to register its securities on Form S-3 under the Securities Act of 1933 or meets the listing criteria to be listed on a national securities exchange, we will include a brief description of the business of the issuer, the market price of its securities and how you can obtain more information about the issuer. If the issuer does not meet the criteria described in the previous sentence, we will include substantially all of the information that would be required if the issuer were making a public offering of the debt securities.

SELLING SHAREHOLDERS

We may register shares of common stock covered by this prospectus for re-offers and resales by any selling shareholders to be named in a prospectus supplement. Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act, we may add secondary sales of shares of our common stock by any selling shareholders by filing a prospectus supplement with the SEC. We may register these shares to permit selling shareholders to resell their shares when they deem appropriate. A selling shareholder may resell all, a portion or none of such shareholder’s shares at any time and from time to time. Selling shareholders may also sell, transfer or otherwise dispose of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling shareholders may offer shares for sale under this prospectus and any prospectus supplement. We will not receive any proceeds from any sale of shares by a selling shareholder under this prospectus and any prospectus supplement. We may pay all expenses incurred with respect to the registration of the shares of common stock owned by the selling shareholders, other than underwriting fees, discounts or commissions, which will be borne by the selling shareholders. We will provide you with a prospectus supplement naming the selling shareholders, the amount of shares to be registered and sold and any other terms of the shares of common stock being sold by each selling shareholder.

PLAN OF DISTRIBUTION

We may sell our securities, and any selling shareholder may sell shares of our common stock, in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through brokers or dealers; (iv) directly by us or any selling shareholders to purchasers, including through a specific bidding, auction or other process; or (v) through a combination of any of these methods of sale. The applicable prospectus supplement will contain the terms of the transaction, name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any selling shareholders, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. Additionally, because selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, selling shareholders may be subject to the prospectus delivery requirements of the Securities Act.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us or any selling shareholder or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters are subject to certain conditions precedent, and that the underwriters will be obligated to purchase all such securities if they purchase any of them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities, and any selling shareholder will sell shares of our common stock to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell shares as agent but may position and resell as principal to facilitate the transaction or in cross trades, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. In addition, any selling shareholder may sell shares of our common stock in ordinary brokerage transactions or in transactions in which a broker solicits purchases.

Offers to purchase securities may be solicited directly by us or any selling shareholder and the sale thereof may be made by us or any selling shareholder directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

Agents, underwriters and dealers may be entitled under relevant agreements with us or any selling shareholder to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement. We may pay all expenses incurred with respect to the registration of the shares of common stock owned by any selling shareholders, other than underwriting fees, discounts or commissions, which will be borne by the selling shareholders.

We or any selling shareholder may also sell shares of our common stock through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in connection with those sales.

We or any selling shareholder may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions and by issuing securities not covered by this prospectus but convertible into, or exchangeable for or representing beneficial interests in such securities covered by this prospectus, or the return of which is derived in whole or in part from the value of such securities. The third parties may use securities received under derivative, sale or forward sale transactions, or securities pledged by us or any selling shareholder or borrowed from us, any selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling shareholder in settlement of those transactions to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

Additionally, any selling shareholder may engage in hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with such selling shareholder. Any selling shareholder also may sell shares short and redeliver shares to close out such short positions. Any selling shareholder may also enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. Any selling shareholder also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the shares so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those shares to investors in our securities or the selling shareholder’s securities or in connection with the offering of other securities not covered by this prospectus.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us or any selling shareholder. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent will be in amounts to be negotiated in connection with transactions involving shares and might be in excess of customary commissions. In effecting sales, broker-dealers engaged by us or any selling shareholder may arrange for other broker-dealers to participate in the resales.

Any securities offered other than common stock will be a new issue and, other than the common stock, which is listed on the NASDAQ Global Select Market, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us, our subsidiaries or any selling shareholder in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

The place and time of delivery for securities will be set forth in the accompanying prospectus supplement for such securities.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the end of the offering of the securities pursuant to this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2010;

•	our Current Reports on Form 8-K, dated January 11, March 31 and May 26, 2010; and

•	the description of our common stock contained in our Registration Statement on Form 8-A, dated September 3, 1986, and any amendment or report updating that description.

Notwithstanding the foregoing, documents or portions thereof containing information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, are not incorporated by reference in this prospectus.

You may request a copy of any of these filings, at no cost, by request directed to us at the following address or telephone number:

Fiserv, Inc.

255 Fiserv Drive

Brookfield, WI 53045

(262) 879-5000

Attention: Secretary

You can also find these filings on our website at fiserv.com. We are not incorporating the information on our website other than these filings into this prospectus.

You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we file or previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than the respective date of such documents. Our business, financial condition, results of operations and prospects may have changed since that date.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Foley & Lardner LLP. The validity of the guarantees of debt securities offered by this prospectus that are issued by a New Jersey corporation will be passed upon for us with respect to New Jersey law matters by Klehr Harrison Harvey Branzburg LLP. The validity of the guarantees of debt securities offered by this prospectus that are issued by Nebraska corporations will be passed upon for us with respect to Nebraska law matters by Brian K. Ridenour, our Associate General Counsel. As of September 13, 2010, Mr. Ridenour owned 391 shares of our common stock, 1,018 restricted stock units (none of which were vested), and options to purchase 3,905 shares of our common stock, of which options to purchase 1,417 shares were exercisable. The validity of the securities offered by this prospectus will be passed upon for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference to Fiserv, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009 and the effectiveness of Fiserv, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Fiserv, Inc.

$600,000,000 3.125% Senior Notes due 2016

$400,000,000 4.750% Senior Notes due 2021

PROSPECTUS SUPPLEMENT

June 6, 2011

BofA Merrill Lynch

J.P. Morgan

Mitsubishi UFJ Securities

SunTrust Robinson Humphrey

US Bancorp

Credit Suisse

Wells Fargo Securities

PNC Capital Markets LLC

RBC Capital Markets

RBS

TD Securities

BB&T Capital Markets

Citi

Comerica Securities

KeyBanc Capital Markets